Exhibit 1

CONFIDENTIAL

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of March 29, 2017 (this “Agreement”), is made and entered into by and between Champion Shine Trading Limited (the “Seller”), and Wells Fargo Emerging Markets Equity Fund (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller is the record and beneficial owner of 3,894,840 ordinary shares, par value US$0.0001 per share (each an “Ordinary Share” and collectively the “Ordinary Shares”), of China Distance Education Holdings Limited, a company incorporated and existing under the laws of the Cayman Islands whose ADSs are listed on the New York Stock Exchange, Inc. (the “Company”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Transaction Shares (as defined in Section 1(a) below) upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Purchase and Sale of the Transaction Shares; Purchase Price.

(a) Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, convey, assign and deliver to the Purchaser or its nominee, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, on the Settlement Date (as defined in Section 6 below) 3,894,840 Ordinary Shares (the “Transaction Shares”), which will be converted into 973,710 restricted ADSs (the “Restricted ADSs”) on the Settlement Date.

(b) The Purchaser hereby agrees to pay, or cause to be paid, to the Seller, on the Settlement Date an amount in cash per Transaction Share equal to US$2.5675, in consideration of and subject to the aforesaid sale, conveyance, assignment and delivery of the Transaction Shares. The aggregate purchase price for all Transaction Shares is US$10,000,001.7 (the “Purchase Price”).

(c) For all purposes between the Seller and the Purchaser (including, without limitation, the determination of beneficial or record holders as of any date and the right to receive dividends, property or other distributions from the Company in respect of or in exchange for the Transaction Shares) the effective date of the sale, conveyance, assignment and delivery of the Transaction Shares shall be the Settlement Date.

Section 2. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Settlement Date the following:

(a) Capacity; Due Authorization and Execution; Enforceability. The Seller has been duly formed and is validly existing as a limited liability company in good standing under the laws of its formation. The Seller has the power and capacity to enter into this Agreement and to consummate the Transaction. The execution, delivery, and performance by the Seller of this Agreement and the consummation by the Seller of its obligations hereunder have been duly authorized by all necessary action by the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.

(b) No Conflict. The execution, delivery and performance by the Seller of this Agreement and consummation by the Seller of the Transaction do not and will not (i) violate any decree or judgment of any court or other Governmental Authority applicable to or binding on the Seller, (ii) violate any provision of any law, rule or regulation which is applicable to the Seller, (iii) conflict with, or result in any violation of, any provision of any Organizational Document (as defined in Section 9 below) of the Seller or (iv) violate or result in a default under any contract to which the Seller or any of the Seller’s assets or properties are bound. Except for customary beneficiary ownership filing required by the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), no consent or approval of, or filing by the Seller with, any governmental authority or other Person (as defined in Section 9 below) not a party hereto is required for the execution, delivery and performance by the Seller of this Agreement or the consummation of the Transaction by the Seller.

(c) Ownership; No Encumbrances; Transfer Restrictions. The Seller is the record and beneficial owner of the Transaction Shares, free and clear of any Encumbrances (as defined in Section 9 below), and upon the transfer of such Transaction Shares to the Purchaser, the Purchaser shall acquire good title thereto, free and clear of any Encumbrances or Transfer Restrictions (as defined in Section 9 below), other than Transfer Restrictions arising solely under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the SEC promulgated thereunder, and/or under similar state securities laws (the “Permitted Securities Law Restrictions”).

(d) No Adverse Proceedings. No proceedings relating to the Transaction Shares are pending or, to the knowledge of the Seller, threatened, before any court, arbitrator or administrative or governmental body or authority that would adversely affect the Seller’s right to transfer the Transaction Shares to the Purchaser in accordance with the terms of this Agreement.

(e) Securities Laws Matters. The sale of the Transaction Shares pursuant to this Agreement will be made in accordance with the provisions and requirements of Rule 144 under the Securities Act (“Rule 144”) or pursuant to another applicable exemption from registration of the Securities Act and applicable state or foreign law.

Section 3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Settlement Date the following:

(a) Capacity; Due Authorization and Execution; Enforceability. The Purchaser has been duly formed and is validly existing as a series of a Delaware Business Trust in good standing under the laws of its formation. The Purchaser has the power and capacity to enter into this Agreement and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.

(b) No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and consummation by the Purchaser of the Transaction do not and will not (i) violate any decree or judgment of any court or other Governmental Authority applicable to or binding on the Purchaser, (ii) violate any provision of any law, rule or regulation which is applicable to the Purchaser, (iii) conflict with, or result in any violation of, any provision of any Organizational Document of the Purchaser or (iv) violate or result in a default under any material contract to which the Purchaser or any of the Purchaser’s assets or properties are bound. No consent or approval of, or filing by the Purchaser with, any governmental authority or other Person not a party hereto is required for the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the Transaction by the Purchaser.

(c) Permitted Securities Law Restrictions. The Purchaser acknowledges that upon its purchase of the Transaction Shares, each such Transaction Share shall be subject to the Permitted Securities Law Restrictions. The Purchaser understands that the Transaction Shares are restricted and control securities within the meaning of Rule 144 and may not be sold by the Seller unless the Transaction Shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available, and that the Transaction Shares shall bear a restrictive legend (and a stop-transfer order may be placed against transfer of such Transaction Shares) to that effect.

(d) Restrictions on Sale. The Purchaser agrees that it will not offer, sell, assign or otherwise transfer any of the Restricted ADSs (i) in the absence of (1) an effective registration statement for the Transaction Shares under the Securities Act and applicable state securities laws, or (2) an effective exemption from the registration requirements under the Securities Act and applicable state securities laws or (ii) unless sold pursuant to Rule 144.

(e) No Intention to Sell. The Purchaser is not acquiring the Transaction Shares with a view to any distribution thereof that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Transaction Shares. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Transaction Shares.

(f) Investment Experience; Access to Information. The Purchaser (a) is an investor familiar with the business of the Company, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, (c) has the ability to bear the economic risks of this investment, (d) has disclosure regarding the Company, its business, its financial condition and its prospects as the undersigned has determined to be necessary in connection with the purchase of the Transaction Shares, and (e) is an “accredited investor” as that term is defined under Rule 501(a) under Regulation D under the Act (the provisions of which are known to the undersigned).

(g) No Hedging Activities. The Purchaser has not engaged in any hedging activities relating to the Company’s securities in anticipation of the Transaction.

(h) Anti-Money Laundering. The Purchaser’s purchase of the Transaction Shares will not violate any applicable anti-money laundering laws; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Purchaser with respect to any applicable anti-money laundering laws is pending or, to the best knowledge of the Purchaser, threatened.

(i) Access to Funds. The Purchaser has and will have on the Settlement Date, immediately available funds (in U.S. dollar) in cash sufficient to pay the Purchase Price and any other amounts payable under this Agreement. The Purchaser’s obligations under this Agreement are not subject to any conditions regarding the Purchaser’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(j) No Sanctions. None of (a) the Purchaser or (b) any officer, employee, director, agent, Affiliate or person acting on behalf of it, ((a) and (b) collectively, “Relevant Person”) is owned or controlled by a person that is targeted by or the subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant governmental entity and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended.

Section 4. Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transaction are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Seller contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b) The Seller shall have complied with all of the Seller’s covenants and agreements contained in this Agreement to be performed by the Seller on or prior to the Settlement Date.

Section 5. Conditions Precedent to Obligations of the Seller. The obligations of the Seller to sell the Transaction Shares to the Purchaser are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b) The Purchaser shall have complied with all of the Purchaser’s covenants and agreements contained in this Agreement to be performed by the Purchaser on or prior to the Settlement Date.

(c) The Purchaser shall have executed and delivered to the Seller the letter agreement in the form attached hereto as Exhibit A.

Section 6. Settlement and Settlement Date.

(a) Delivery by the Seller. The closing and settlement of the Transaction shall take place as soon as practicable after the date hereof following the satisfaction or, to the extent permitted by law, waiver of all conditions set forth in Sections 4 and 5 hereof (other than such conditions as may, by their terms, only be satisfied at the Settlement Date), and is expected to occur on a date that is mutually agreed to between the Seller and the Purchaser and not later than April 30, 2017 (the actual day of the closing and settlement, the “Settlement Date”). On the Settlement Date, subject to the provisions of Section 5 hereof, subject to delivery by the Purchaser of the documents listed under Section 6(b) below, and subject to and in exchange for the payment by the Purchaser of the Purchase Price, the Seller shall (i) deliver to the Purchaser evidence satisfactory to the Purchaser that the physical certificate(s) representing the Transaction Shares transferred by the Seller and duly completed instrument(s) of transfer accompanying such certificate(s) have been sent to the registered agent of the Company (the “Registered Agent”), (ii) request the Company to give instruction to the Registered Agent to update the register of members of the Company reflecting the sale of the Transaction Shares effected hereby in the name of the Purchaser or its nominee, (iii) request the Company to give instruction to the Registered Agent to further update the register of members of the Company reflecting the transfer of the Transaction Shares from the Purchaser or its nominee to the Depositary, and to issue physical certificate(s) representing the Transaction Shares in the name of the Depositary; and (iv) cause the Company and the Depositary to take all necessary actions (other than delivery by Purchaser of the documents described in 6(b) below), including the handling and settlement of any applicable conversion fees to deposit the Transaction Shares with the Depositary and convert the Transaction Shares into the Restricted ADSs under the name of the Purchaser or its nominee evidenced by physical certificate of restricted American Depositary Receipts (with appropriate legend required by the Depositary) (the “Deposit and Conversion”). The Transaction Shares delivered to the Purchaser and the Restricted ADSs recorded under the name of the Purchaser or its nominee immediately after the Deposit and Conversion pursuant to this Agreement shall be free and clear of all Encumbrances and Transfer Restrictions (other than the Permitted Securities Law Restrictions).

(b) Delivery by the Purchaser. Subject to the provisions of Section 4 hereof, on or before the Settlement Date, the Purchaser shall deliver to the Seller or the Registered Agent or the Depositary (as will be advised by the Seller) all documents required to be signed by the Purchaser or its nominee for completing the transactions contemplated under Section 6 (a) above, including duly completed instruments of transfer and all documents required by the Depositary in connection with the Deposit and Conversion. Subject to receipt by the Purchaser of the items specified in Section 6(a) above, within two business days of the Settlement Date, the Purchaser shall pay or cause to be paid the Purchase Price to the account designated by the Seller as set forth on Schedule I attached hereto.

Section 7. Removal of Restricted Legend. Upon or after the date on which the Purchaser or its nominee has held the Restricted ADSs for six (6) months from the Settlement Date, upon written request of the Purchaser, the Seller shall (i) cause the Company to provide such cooperation and assistance and take such other actions as may be reasonably requested by the Purchaser, in connection with the removal of restrictive legend for the Restricted ADSs, and (ii) if so required by the Depositary, cause the U.S. counsel to the Company Morgan, Lewis & Bockius LLP to issue a customary legal opinion to the Depositary regarding the removal of the restrictive legend with respect to the Restricted ADSs.

Section 8. Fees and Expenses. Any fees and expenses incurred by the parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid and borne by the party that incurred such fee or expense unless otherwise expressly provided in this Agreement or as otherwise agreed by the parties in writing.

Section 9. Certain Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

“ADS” means American Depositary Share of the Company, each representing four Ordinary Shares.

“Encumbrance” means: (a) any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction; (b) any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to indebtedness and which has the same commercial effect as if security had been created over it; and (c) any right of set-off, whether created by agreement or by operation of law.

“Depositary” means Deutsche Bank Trust Company Americas, the depositary of the ADSs.

“Governmental Authority” means (a) the government of any jurisdiction (or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including without limitation any entity directly or indirectly owned (in whole or in part) or controlled thereby; (b) any public international organization or supranational body (including without limitation the People’s Republic of China) and its institutions, departments, agencies and instrumentalities; and (c) any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Transaction” means the sale by the Seller to the Purchaser, and the purchase by the Purchaser from the Seller, of the Transaction Shares.

“Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto or arising by operation of law, including, without limitation, such conditions or restrictions arising under federal, state or foreign laws or under any contracts, arrangements or agreements.

Section 10. Entire Agreement; Amendment and Modification. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements between the parties, written or oral. This Agreement may be amended or modified only by a writing signed by all parties hereto.

Section 11. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions. No waiver of any provision of this Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided in writing.

Section 12. Governing Law; Dispute Resolution. This Agreement is made under and shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws or choice of laws thereof. Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, the validity, scope and enforceability of this arbitration provision and any dispute regarding no-contractual obligations arising out of or relating to it (the “Dispute”) shall be referred to non-binding arbitration administered by the American Arbitration Association in accordance with its applicable arbitration rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 12 shall prevail. The seat of arbitration shall be in the United States. The number of arbitrators shall be three and the language of the arbitration proceedings and written decisions or correspondence shall be English. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal.

Section 13. Notices. Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when personally delivered, (ii) one business day after being sent by FedEx or other internationally recognized overnight delivery service or (iii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day. All notices shall be addressed to the parties as follows:

If to the Seller:

Champion Shine Trading Limited
Address:	18th Floor, Xueyuan International Tower
1 Zhichun Road, Haidian District
Beijing 100083, People’s Republic of China
Attention:	Zhengdong Zhu
Email:	zzd@cdeledu.com

If to the Purchaser:

Wells Fargo Emerging Markets Equity Fund
Address:	525 Market Street, 12th Floor, San Francisco, CA 94105
Attention:	Jerry Zhang
Email:	JZhang@wellsfargo.com; WellsCapBerkeleyStreetEM@wellsfargo.com

Section 14. Assignment; Binding Effect. No party hereto may transfer, sell, encumber, appoint agents with respect to, or assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other party to this Agreement. Without limiting any other rights or remedies of the parties, any assignment by a party in violation of the foregoing shall be of no force and effect and void ab initio. Without limiting any of the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns.

Section 15. Further Assurances. In the event that any additional agreements, instruments or other actions are required in the reasonable opinion of any of the parties hereto or by the Registered Agent, the Depositary or the Company in order to effectuate the intents and purposes of this Agreement and the transactions contemplated hereby, each of the parties hereto shall prepare, execute and deliver such additional agreements and other instruments in mutually acceptable form, and take such other further actions as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby. The forgoing shall include such cooperation and actions of the Seller reasonably requested by the Purchaser, whether prior to or following the Settlement Date, to the extent required by the Registered Agent, the Depositary or the Company to effect a transfer of the Transaction Shares to the Purchaser.

Section 16. Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

Section 17. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 18. No Strict Construction. This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel. This Agreement shall not be construed more strictly against one party than against the other party.

Section 19. Headings and Captions. Headings and captions of this Agreement are for convenience of reference only and are not to be construed in any way as part of this Agreement or in the interpretation of this Agreement.

Section 20. United States Dollars. All payments pursuant to this Agreement shall be made in United States dollars.

Section 21. Public Announcements. Without the prior written consent of the other party, no party to this Agreement shall, directly or indirectly, make or cause to be made, any press release, filing or other public disclosure that discloses or reveals the identity of the other party to this Agreement (or its Affiliates) or files or discloses this Agreement or any of the terms hereof, provided, however, that a party may disclose such information if required by applicable law, regulation, stock exchange rules or legally binding request by any regulatory authority, after consultation with the other party and after being advised by its outside legal counsel that such disclosure is so legally required, provided, further, that in such event the disclosing party shall, except to the extent advanced notice of such disclosure would cause the disclosing party to violate applicable law or regulation, provide advance notice of such disclosure to the other party together with a copy of the anticipated disclosure (or such portions thereof that relate to the other party or to the terms of this Agreement), give the other party the opportunity to reasonably comment on such portions of the disclosure and incorporate such comments to such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

CHAMPION SHINE TRADING LIMITED

By:	/s/ Zhengdong Zhu
	Name:	Zhengdong Zhu
	Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PURCHASER:

Wells Capital Management, Inc. as sub-advisor on behalf of the WELLS FARGO EMERGING MARKETS EQUITY FUND

By:	/s/ Kerri L. Singer
	Name:	Kerri L. Singer
	Title:	Compliance Manager, VP

[Signature Page to Share Purchase Agreement]

Schedule I

Seller’s Designated Account Details

Seller’s Designated Recipient of the Purchase Price: Mr. Zhu Zhengdong

Receiver’s correspondent (F54):	UBS AG, Stamford, Connecticut (Fedwire: 026007993) (SWIFT Address: UBSWUS33)

Beneficiary Bank (F57):	A/C No. 101-WA-214019-000 UBS AG, Hong Kong (Swift: UBSWHKHH) (CHIPS UID 136459)

Beneficiary (F59)	A/C No: 375118 Name: Zhu Zhengdong

Remittance information (F70):	Attention: Joanne Lee /Wealth Management

Note: Please send direct Payment Order to UBS AG Hong Kong (Swift: UBSWHKHH)

Exhibit A

April [●], 2017

Wells Fargo Emerging Markets Equity Fund

525 Market Street, 12th Floor,

San Francisco, CA 94105

Ladies and Gentlemen:

This letter is furnished to you in connection with the Share Purchase Agreement (the “Agreement”), dated as of March 29, 2017, by and between you and Champion Shine Trading Limited (the “Seller”), relating to the sale of 3,894,840 ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of China Distance Education Holdings Limited, a Cayman Island company. The Ordinary Shares will be converted into Restricted ADSs (as defined in the Agreement) on the Settlement Date (as defined in the Agreement).

You hereby acknowledge that the Seller may be in possession of material, nonpublic information regarding the Company, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans, prospects and other information relating to the Company, including potential proposals for recapitalizations, reorganizations, mergers, acquisitions, liquidation or other offers respecting securities of, for or by the Company (collectively, the “Information”), and that such information may be material to a decision to sell or purchase securities of the Company. You acknowledge that certain matters comprising the Information may or may not materialize and also acknowledge and agree that the Seller does not have any obligation to disclose any Information to you. You further acknowledge that you have reviewed the Company’s reports filed or furnished with the U.S. Securities and Exchange Commission (“SEC”), and that you have conducted your own investigation, to the extent that you have determined necessary or desirable regarding the Information and the Company, and that you have determined to enter into and complete the transaction contemplated by the Agreement based on such investigation, notwithstanding your potential lack of knowledge of all Information, and not in reliance on any representation or investigation made by, or Information known by, the Seller or the Company. Further, you irrevocably release, discharge, waive and dismiss against the Seller any and all claims, rights, remedies, causes of action, suits, obligations, debts, demands, agreements, promises, liabilities, losses, costs, expenses, fees or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured that they now or may hereafter have (including, but not limited to, any and all claims alleging violations of U.S. federal or state securities laws, fraud or deceit, breach of fiduciary duty, negligence or otherwise), if any, against the Seller or any of its officers, directors, members, shareholders, partners, agents or employees with respect to the Information or non-disclosure of the Information. You represent and warrant to the Seller that you (and any other party on whose behalf you are acting) are a sophisticated purchaser with respect to the Ordinary Shares and the Company. You understand that you are making the foregoing acknowledgements and agreements on your and your affiliates’ behalf and that the Seller is relying on this letter in engaging in the sale of the Ordinary Shares, and would not engage in such sale of the Ordinary Shares in the absence of this letter and the acknowledgements and agreements contained herein.

[Signature page follows]

Very truly yours,

CHAMPION SHINE TRADING LIMITED

By	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Director

AGREED TO AND ACKNOWLEDGED:

Wells Capital Management, Inc. as sub-advisor on behalf of the WELLS FARGO EMERGING MARKETS EQUITY FUND

By:	/s/ Kerri L. Singer
	Name:	Kerri L. Singer
	Title:	Compliance Manager, VP